EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2011, accompanying the consolidated financial statements included in the Annual Report of Access Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Access Pharmaceuticals, Inc. on Form S-1 (File Nos. 333-166453, 333-162687, 333-149633, and 333-135734), Form S-4 (File No. 333-143587), and Form S-8 (File Nos. 333-169067, 333-161642, 333-45646, 333-75136, 333-125796, and 333-114269).

/s/ WHITLEY PENN LLP

Dallas, Texas
March 31, 2011